Exhibit 99.3

David W. Giesen
Director
dgiesen@navigantcapitaladvisors.com 312.583.2602 direct

October 11, 2005

Board of Directors

Access Anytime Bancorp, Inc.

5210 Eubank Blvd NE

Albuquerque, NM 87191

Gentlemen:

Pursuant to the engagement between Access Anytime Bancorp, Inc., and Navigant Capital Advisors, LLC, Navigant Capital consents to a description of and the inclusion of the text of its written Opinion dated August 31,2005 in the Registration Statement on Form S-4 of First State Bancorporation under the captions “Summary of the Merger—Access’ Financial Advisor Has Provided an Opinion as to the Fairness of the Merger Consideration,” “The Merger – Background of the Merger,” “The Merger – Access’ Reasons for the Merger,” and “The Merger – Opinion of Access’ Financial Advisor,” and to the inclusion of our Opinion as Appendix B to the Proxy Statement-Prospectus, which forms a part of such Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in, or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement, or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Sincerely,

David W. Giesen

Director

175 West Jackson | Suite 500 | Chicago, Illinois 60604 | 312.583.5700 main | 312.583.5701 fax